Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 12, 2016

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue, 11th Floor

Bethesda, MD 20814

Ladies and Gentlemen:

We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statement on Form S-3 (as amended by the Post-Effective Amendment, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $500,000,000 in aggregate amount of one or more series of the following securities of the Company: (i) common shares of beneficial interest, par value $0.001 per share, (the “Common Shares”); (ii) preferred shares of beneficial interest, par value $0.001 per share (the “Preferred Shares”); (iii) depositary shares representing Preferred Shares (the “Depositary Shares”); (iv) warrants to purchase Common Shares (the “Common Share Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Share Warrants”); (vi) warrants to purchase Depositary Shares (the “Depositary Share Warrants” and, together with the Common Share Warrants and the Preferred Share Warrants, the “Warrants”); (vii) rights to purchase the Common Shares (the “Subscription Rights”); and (viii) Units consisting of two or more of the foregoing (the “Units”, and, together with the Common Shares, Preferred Shares, Depositary Shares, Warrants and Subscription Rights, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Trustees of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s First Amended and Restated Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), bylaws and applicable Maryland real estate investment trust and corporate law in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to the issuance of any Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation; (iv) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as depositary; (v) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as warrant agent; (vi) any Subscription Rights will be issued under one or more subscription rights agreements; (vii) any Units will be issued under one or more unit agreements or applicable subscription rights agreement or warrant agreement (in the case of underlying Subscription Rights or Warrants, to the extent applicable), each to be between the Company and a financial institution or other party identified therein as a unit or rights or warrant agent; (viii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (ix) the laws of the State of New York will be the governing law under any deposit agreement, warrant agreement, subscription rights agreement or unit agreement; (x) the Company will remain a Maryland real estate investment trust; and (xi) the Securities will not be issued in violation of the ownership limit contained in the Company’s Declaration of Trust.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the deposit agreement for any Depositary Shares, under the warrant agreement for any Warrants, under the subscription rights agreement for any Subscription Rights, and under the unit agreement for any Units, namely, the depositary, the warrant agent, the rights agent or unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such deposit agreement, warrant agreement or subscription rights agreement, as applicable; that such deposit agreement, warrant agreement or subscription rights agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such deposit agreement, warrant agreement or subscription rights agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such deposit agreement, warrant agreement or subscription rights agreement, as applicable.

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This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (b), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and the Maryland General Corporation Law, as amended; and (ii) as to the opinions given in paragraphs (c), (d), (e), (f), (g) and (h), applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Common Shares (including any Common Shares duly issued upon the exchange or conversion of Preferred Shares that are exchangeable for or convertible into Common Shares, or upon the exercise of Common Share Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Preferred Share Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The depositary receipts evidencing the Depositary Shares, upon due execution and delivery of a deposit agreement relating thereto on behalf of the Company and the depositary named therein and due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(d) The Preferred Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Share Warrants by such warrant agent, and upon due execution and delivery of the Preferred Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e) The Common Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Share Warrants by such warrant agent, and upon due execution and delivery of the Common Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

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(f) The Depositary Share Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Depositary Share Warrants by such warrant agent, and upon due execution and delivery of the Depositary Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(g) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company and the unit agent named therein, and upon due execution and delivery of such Units and the underlying Securities that are components of the Units in accordance with the applicable unit agreement and the applicable subscription rights agreement or warrant agreement (in the case of underlying Subscription Rights or Warrants, to the extent applicable) by such unit agent, will constitute valid and binding obligations of the Company.

(h) The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of the Company, and upon due execution and delivery of one or more certificates bearing such terms on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (c), (d), (e), (f), (g) and (h) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Post-Effective Amendment. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP